Exhibit 99.1

PRESS RELEASE

Neonode Announces $13.9 Million Private Placement

STOCKHOLM, SWEDEN, August 5, 2020 — Neonode Inc. (NASDAQ: NEON), today announced it has entered into definitive agreements with institutional and accredited investors, including insiders of the Company, for the private placement of $13.9 million of Neonode’s common stock and convertible preferred stock (the “Private Placement”).

Pursuant to the terms of the Private Placement, Neonode has agreed to sell an aggregate total of 1,611,845 shares of common stock (the “Common Shares”) at a price of $6.50 per Common Share, and 3,415 shares of convertible preferred stock (the “Convertible Preferred Shares”) with a conversion price of $6.50 per share and a stated value of $1,000 per Convertible Preferred Share.

Ulf Rosberg and Peter Lindell, directors of Neonode (the “Directors”), and Urban Forssell, Chief Executive Officer of Neonode, have agreed to purchase an aggregate of $3.05 million of the Convertible Preferred Shares in the Private Placement.

In addition, Neonode will issue 1,033 shares of Convertible Preferred Shares to the Directors to repay $1 million of outstanding indebtedness owed to the Directors under loan agreements dated June 17, 2020.

The Convertible Preferred Shares are convertible into an aggregate of 684,378 shares of common stock. The Convertible Preferred Shares will automatically convert into common stock upon stockholder approval, of which Neonode has agreed to seek at the earliest possible date. Neonode also will seek stockholder approval with respect to the issuance of shares to the Directors and the Chief Executive Officer in accordance with Nasdaq listing rules.

Neonode has also agreed to file, within thirty days, a registration statement with the SEC to register the resale of the Common Shares and the shares of common stock underlying the Convertible Preferred Shares.

Neonode expects to close the Private Placement on or about August 7, 2020, subject to the satisfaction of customary closing conditions.

Craig-Hallum Capital Group LLC is acting as exclusive placement agent in connection with the offering.

The securities sold in the Private Placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (“SEC”) or an applicable exemption from such registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful.

For more information, please contact:

Investor Relations

David Brunton

Email: david.brunton@neonode.com

Chief Financial Officer

Maria Ek

E-mail: maria.ek@neonode.com

About Neonode
Neonode Inc. (NASDAQ:NEON) is a publicly traded company, headquartered in Stockholm, Sweden and established in 2001. The company provides advanced optical sensing solutions for touch, gesture control, and remote sensing. Building on experience acquired during years of advanced optical R&D and technology licensing, Neonode’s technology is currently deployed in more than 75 million products and the company holds more than 120 patents worldwide. Neonode’s customer base includes some of the world’s best-known Fortune 500 companies in the consumer electronics, office equipment, medical, avionics, and automotive industries.

Neonode operates in three business areas: HMI Solutions, HMI Products and Remote Sensing Solutions. In HMI Solutions, Neonode offers customized optical touch and gesture control solutions for many different markets and segments. In HMI Products, the company provides innovative, plug-and-play sensor modules that enable touch on any surface, in-air touch, and gesture control for a wide range of applications. In Remote Sensing Solutions, Neonode offers robust and cost-effective driver and cabin monitoring solutions for vehicles based on the company’s flexible, scalable and hardware-agnostic software platform.

NEONODE and the NEONODE logo are trademarks of Neonode, Inc. registered in the United States and other countries.

For further information please visit www.neonode.com

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Additional Information about the Private Placement and Where to Find It

Further information regarding the Private Placement can be found in the Current Report on Form 8-K that will be filed by Neonode with the SEC.

The Company will file with the SEC and mail to its stockholders a proxy statement in connection with the Private Placement. THE PROXY STATEMENT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, THE PRIVATE PLACEMENT, AND RELATED MATTERS. INVESTORS AND OTHER SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT IS AVAILABLE. Investors and other security holders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by the Company through the SEC’s website at www.sec.gov. In addition, Investors and other security holders will be able to obtain free copies of the proxy statement from the Company by contacting the Secretary of the Company at +46 (0) 8 667 17 17. The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies with respect to Private Placement. Additional information regarding interests of such participants is included in the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2019, which was filed with the SEC on March 11, 2020 and amended on April 29, 2020.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements relating to expectations, future performance or future events, and the expected proceeds and closing of the private placement. These statements are based on current assumptions, expectations and information available to Neonode management and involve a number of known and unknown risks, uncertainties and other factors that may cause Neonode’s actual results, levels of activity, performance or achievements to be materially different from any expressed or implied by these forward-looking statements.

These risks, uncertainties, and factors are discussed under “Risk Factors” and elsewhere in Neonode’s public filings with the SEC from time to time, including Neonode’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are advised to carefully consider these various risks, uncertainties and other factors. Although Neonode management believes that the forward-looking statements contained in this press release are reasonable, it can give no assurance that its expectations will be fulfilled. Forward-looking statements are made as of today’s date, and Neonode undertakes no duty to update or revise them.